Exhibit 99.1

Coty and Kylie Jenner Announce Strategic Partnership to Expand Beauty Brands Globally

November 18, 2019 08:45AM EST

NEW YORK — Coty Inc. (NYSE:COTY) and Kylie Jenner announced today that they have entered into a long-term strategic partnership in order to jointly build and further develop Kylie’s existing beauty business into a global powerhouse brand. Together, Coty and Kylie will set and lead the strategic direction of the partnership, focusing on global expansion and entry into new beauty categories. Kylie and her team will continue to lead all creative efforts in terms of product and communications initiatives, building on her unrivalled global reach capabilities through social media.

Kylie is one of the world’s most admired personalities with over 270 million followers across her personal and brand social media channels, as well as being one of the most influential voices among beauty consumers globally. Both of her brands, Kylie Cosmetics and Kylie Skin, are two of the fastest-growing and most-engaged beauty brands on social media.

The transaction is also a key milestone in Coty’s ongoing transformation into a more focused and agile company. Coty will have overall responsibility for the portfolio’s development, leveraging its global knowledge and capabilities in R&D, manufacturing, distribution, commercial and go-to-market expertise, as well as its deep understanding of the fragrances, cosmetics and skincare categories. In addition to its responsibilities within the partnership, Coty will act as a licensee for skincare, fragrances, and nail products.

Through the partnership each party will leverage its unique strengths to further build a high growth, digitally native beauty brand.

Pierre Laubies, Coty Chief Executive Officer, added, “We are pleased to welcome Kylie into our organization and family. Combining Kylie’s creative vision and unparalleled consumer interest with Coty’s expertise and leadership in prestige beauty products is an exciting next step in our transformation and will leverage our core strengths around fragrances, cosmetics and skincare, allowing Kylie’s brands to reach their full potential.”

Kylie Jenner commented: “I’m excited to partner with Coty to continue to reach even more fans of Kylie Cosmetics and Kylie Skin around the world. I look forward to continuing the creativity and ingenuity for each collection that consumers have come to expect and engaging with my fans across social media. This partnership will allow me and my team to stay focused on the creation and development of each product while building the brand into an international beauty powerhouse.”

Peter Harf, Chairman of the Board, said, “This new partnership between Kylie and Coty is an exciting step in Coty’s renewed emphasis on its beauty business. Kylie is a modern-day icon, with an incredible sense of the beauty consumer, and we believe in the high potential of building a global beauty brand together.”

Under the terms of the agreement, Coty will acquire a 51% ownership in the partnership for $600M. Coty expects the transaction will be accretive to the net revenue growth of its core fragrance, cosmetics and skin care portfolio by more than 1% p.a. over the next three years. The transaction is expected to be neutral to Coty’s earnings per share (EPS) in year one, and accretive thereafter. The ROIC of the transaction is expected to exceed Coty’s cost of capital by Fiscal 2023. Kylie Cosmetics realized an estimated $177M net revenues for the trailing twelve months (TTM).

The acquisition is expected to close in the third quarter of fiscal year 2020. All beauty categories within the new partnership will continue to be sold through leading luxury beauty retailers as well as owned digital channels.

Tiger Chark served as an advisor to Coty on the transaction.

Conference Call

Coty Inc. will host a conference call at 10:00 a.m. (ET) today, November 18, 2019 to discuss the transaction. The dial-in number for the call is (866) 834-4311 in the U.S. or (720) 405-2213 internationally (conference passcode number: 3762099). The live audio webcast and presentation slides will be available at http://investors.coty.com. The conference call will be available for replay.

About Coty Inc.

Coty is one of the world’s largest beauty companies with an iconic portfolio of brands across fragrance, color cosmetics, hair color and styling, and skin and body care. Coty is the global leader in fragrance, a strong number two in professional hair color & styling, and number three in color cosmetics. Coty’s products are sold in over 150 countries around the world. Coty and its brands are committed to a range of social causes as well as seeking to minimize its impact on the environment. For additional information about Coty Inc., please visit www.coty.com.

About Kylie Jenner

Kylie Jenner is one of the world’s most-followed people on social media with a combined following of over 270 million users and counting. Featured as the youngest-ever self-made billionaire on the cover of Forbes Self-Made Billionaire issue in August 2018, Kylie is a successful entrepreneur, beauty mogul, fashion designer, author, TV personality and style icon. In November 2015, Kylie launched her cosmetics brand, Kylie Cosmetics, inspired by her love for makeup and passion for business. The debut product, the Kylie Lip Kit, was a sell-out success and her eCommerce site KylieCosmetics.com is one of the most successful online stores in the world today. Kylie has expanded the collection beyond lip products to include offerings like eyeliners, eyeshadows, blushes, highlighters, concealers, brushes, and makeup bags as well as creating limited edition sets launched throughout the year. Following the success of the cosmetics brand, Kylie introduced Kylie Skin, a range of skincare products in May 2019. Kylie has a fashion brand with her sister, the Kendall + Kylie Collection, as well as her website, KylieJennershop.com, which features merchandise and accessories.

For more information, please contact:

Investor Relations

Olga Levinzon, +1 212 389-7733

olga_levinzon@cotyinc.com

Media – for Coty
Andra Mielnicki, +33 7 76 14 69 58	Arnaud Leblin, +33 1 58 71 72 00
Andra_Mielnicki@cotyinc.com	Arnaud_Leblin@cotyinc.com

Media – for Kylie Jenner Christy Welder, +1 212 995 2147
cwelder@fullpic.com